Exhibit 10.6

MORGAN STANLEY SENIOR FUNDING, INC. 1585 Broadway New York, NY 10036	BANK OF AMERICA, N.A. MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED One Bryant Park New York, NY 10036

JPMORGAN CHASE BANK, N.A. J.P. MORGAN SECURITIES LLC 383 Madison Avenue New York, New York 10179	BARCLAYS 745 Seventh Avenue New York, NY 10019

CONFIDENTIAL

October 18, 2013

Crown Castle International Corp.

1220 Augusta Drive

Suite 600

Houston, TX 77057

Attention: Jay A. Brown

Project Bennett

$3,400,000,000 Senior Unsecured Bridge Facility

Commitment Letter

Ladies and Gentlemen:

You have advised Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”), Bank of America, N.A. (“BofA”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”), JPMorgan Chase Bank, N.A. (“JPMCB”), J.P. Morgan Securities LLC (“JPMorgan”), Barclays Bank PLC (“Barclays”), SunTrust Bank (“SunTrust”), The Royal Bank of Scotland plc (“RBS”), Credit Agricole Corporate and Investment Bank (“Credit Agricole”), Royal Bank of Canada (“Royal Bank”), Toronto Dominion (New York) LLC (“TD”), TD Securities (USA) LLC (“TDS”), The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“BOTM”), Deutsche Bank AG Cayman Islands Branch (“DB Cayman”), PNC Bank, National Association (“PNCB”), PNC Capital Markets, LLC (“PNC”) and Sumitomo Mitsui Banking Corporation (“SMBC” and, together with Morgan Stanley, MLPFS, JPMorgan, Barclays, SunTrust, RBS, Credit Agricole, Royal Bank, TDS, BOTM, DB Cayman, and PNC and the Additional Committed Lender (as defined below), “we” or “us”) that you intend to consummate the Transactions (such term and each other capitalized term used but not defined herein having the meanings assigned to them in the Term Sheets (as defined below)).

In connection with the Transactions, each of Morgan Stanley, BofA, JPMCB, Barclays, SunTrust, RBS, Credit Agricole, Royal Bank, TD, BOTM, DB Cayman, PNCB and SMBC (in such capacity, a “Committed Lender” and, together with any other Additional Committed Lender appointed as described below, collectively, the “Committed Lenders”) hereby commits to provide the amount set forth across from such institution’s name on Schedule I hereto of the Bridge Facility upon the terms and subject to the conditions set forth or referred to in this commitment letter (this “Commitment Letter”) and in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Bridge Facility Term Sheet” and, together with the Summary of Conditions Precedent attached hereto as Exhibit B (the “Conditions Exhibit”), the “Term Sheets”). Those matters that are not covered by or made clear under the provisions hereof and of the Term Sheets are subject to the approval and agreement of us and you. The commitments of each Committed Lender in respect of the Bridge Facility shall be several and not joint.

You hereby appoint each of Morgan Stanley, MLPFS and JPMorgan to act, and each of Morgan Stanley, MLPFS and JPMorgan hereby agrees to act, as an active joint lead arranger and an active joint bookrunner for the Bridge Facility, upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Term Sheets. You also hereby appoint Barclays to act, and Barclays hereby agrees to act, as a passive joint lead arranger and a passive joint bookrunner for the Bridge Facility, upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Term Sheets. You also hereby appoint Morgan Stanley to act, and Morgan Stanley hereby agrees to act, as sole administrative agent for the Bridge Facility, upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Term Sheets. Each of Morgan Stanley, MLPFS, JPMorgan and Barclays, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by it in such roles. It is further agreed that Morgan Stanley shall have “left side” designation and shall appear on the top left of any Information Materials (as defined below) and all other offering or marketing materials in respect of the Bridge Facility. It is further understood and agreed that, in each case except as otherwise expressly provided above, the Committed Lenders will be listed in order of economics and, among Committed Lenders with the same economics, will be listed alphabetically on the second, third, fourth or fifth lines, as necessary, of the cover of any Information Materials and all other offering or marketing materials in respect of the Bridge Facility. It is understood and agreed that (a) no additional agents, co-agents, arrangers, co-arrangers, managers, co-managers, bookrunners or co-bookrunners will be appointed and no other titles will be awarded in connection with the Bridge Facility and (b) no compensation (other than as expressly contemplated by this Commitment Letter, the Term Sheets or the Fee Letter referred to below) will be paid in connection with the Bridge Facility, in each case unless you and we so reasonably agree; provided, however, that, within 10 days of the date hereof, you may allocate to one additional financial institution (an “Additional Committed Lender”) up to 0.50% of the economics of the Bridge Facility (with any such allocation to an Additional Committed Lender ratably reducing the economics of the Bridge Facility that are allocated to Morgan Stanley, BofA, JPMCB and Barclays) as determined by you in consultation with Morgan Stanley, BofA, JPMCB and Barclays (it being understood and agreed that, to the extent you appoint an Additional Committed Lender, the commitments allocated to each of Morgan Stanley, BofA, JPMCB and Barclays (but not, for purposes of clarity, any other Committed Lender) in respect of the Bridge Facility will be permanently reduced ratably by the amount of the commitments allocated to such Additional Committed Lender or its affiliate, as applicable, upon the execution by such Additional Committed Lender or such affiliate, as applicable, of customary joinder documentation and, thereafter, the Additional Committed Lender or affiliate, as applicable, shall constitute a “Committed Lender” hereunder and under the Fee Letter).

We reserve the right, prior to or after the execution of definitive documentation for the Bridge Facility (the “Senior Bridge Credit Documentation”), to syndicate all or a portion of the Committed Lenders’ commitments hereunder to one or more financial institutions identified by us in consultation with you that will become parties to such definitive documentation (the financial institutions becoming parties to such definitive documentation, together with the Committed Lenders, being collectively referred to as the “Lenders”), it being understood and agreed that we will not syndicate to those persons that are identified in writing to us on or prior to the date hereof (collectively, the “Disqualified Institutions”); provided, however, that, notwithstanding our right to syndicate the Bridge Facility and receive commitments with respect thereto, (a) no Committed Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Bridge Facility on the Bridge Funding Date (as defined in the Bridge Facility Term Sheet)) in connection with any syndication, assignment or participation of the Bridge Facility, including its commitment in respect thereof, until after the initial funding under the Bridge Facility on the Bridge Funding Date has occurred, (b) no assignment or novation shall become effective with respect to all or any portion of any Committed Lender’s commitment in respect of the Bridge Facility until the initial funding of the Bridge Facility and (c) unless you otherwise agree in writing, each Committed Lender shall retain exclusive control over all rights and obligations with respect to its commitment in respect of the Bridge Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the initial funding of the Bridge Facility on the Bridge Funding Date has occurred. We may decide to commence syndication efforts promptly, and you agree, until the date that is 45 days after the Bridge Funding Date (the “Syndication Date”), actively to assist us in completing a timely and orderly syndication reasonably satisfactory to us and you. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing banking relationships, (b) direct contact during the syndication between your senior management, representatives and advisors, on the one hand, and the proposed Lenders, on the other hand, in all cases at times and locations to be mutually agreed upon, (c) your assistance in the preparation of a customary Confidential Information Memorandum for the Bridge Facility and other customary marketing materials to be used in connection with the syndication (collectively, the “Information Materials”), (d) the hosting, with us, of not more than three meetings or telephone conferences with prospective Lenders at times and locations to be mutually agreed upon, (e) using your commercially reasonable efforts to procure ratings for the Bridge Facility and the Notes from each of Standard & Poor’s Ratings Services, a subsidiary of McGraw-Hill Financial Inc., and Moody’s Investors Service, Inc. prior to the launch of general syndication and (f) there being no competing issues, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities of you being issued, offered, placed or arranged (other than the Bridge Facility and the Notes (or any other debt securities issued to refinance the Bridge Facility in whole or in part)) without the consent of the Lead Arrangers if such issuance, offering, placement or arrangement could reasonably be expected to materially impair the primary syndication of the Bridge Facility or the Notes Issuance. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, but without limiting your obligations to assist with syndication efforts as set forth herein, it is understood and agreed that neither the commencement nor completion of the syndication of the Bridge Facility, nor the obtaining of the ratings referenced above, nor any other provision of this paragraph, shall constitute a condition to the commitments hereunder or the funding of the Bridge Facility on the Bridge Funding Date.

It is understood and agreed that the Lead Arrangers will, after consultation with you, manage all aspects of the syndication, including selection of Lenders (subject to your consultation rights as set forth in the fourth paragraph of this Commitment Letter, but which Lenders may not be Disqualified Institutions), determination of when the Lead Arrangers will approach potential Lenders and the time of acceptance of the Lenders’ commitments, the final allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Lead Arrangers in their syndication efforts, you agree promptly to prepare and provide to the Committed Lenders all customary information with respect to you and your subsidiaries and the Transactions, including all financial information and projections (the “Projections”), as the Lead Arrangers may reasonably request in connection with the structuring, arrangement and syndication of the Bridge Facility. If reasonably requested by the Lead Arrangers, you agree to assist the Lead Arrangers in preparing a customary additional version of the Confidential Information Memorandum (the “Public Side Version”) to be used by prospective Lenders’ public-side employees and representatives (such Lenders, “Public-Siders”; all other Lenders, “Private-Siders”) who do not wish to receive material non-public information (within the meaning of the United States Federal or State securities laws) with respect to you and your affiliates and any of your or their respective securities (such material non-public information, “MNPI”) and who may be engaged in investment and other market-related activities with respect to your or your affiliates’ securities or loans. It is understood and agreed that, in connection with your assistance described above, (i) customary authorization letters will be included in the Confidential Information Memorandum that authorize the distribution of the Confidential Information Memorandum to prospective Lenders and confirm that the Public Side Version does not include MNPI and (ii) the Public Side Version will contain customary language exculpating us and our affiliates and you and your affiliates with respect to any liability related to the use of the contents of the Public Side Version or any related marketing material. You agree to identify that portion of the Information Materials that may be distributed to Public-Siders by clearly marking the same as “PUBLIC” (it being understood and agreed that you shall not be under any obligation to mark the Information Materials as “PUBLIC”). You acknowledge that the Lead Arrangers will make available the Information Materials on a confidential basis to the proposed syndicate of Lenders by posting such information on Intralinks, Debt X or SyndTrack Online or by similar electronic means. You agree that the following documents may be distributed to both Private-Siders and Public-Siders, unless you advise the Lead Arrangers prior to their intended distribution that such materials should only be distributed to Private-Siders and provided that you and your counsel have been given a reasonable opportunity to review such documents: (1) administrative materials prepared by us for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (2) the Term Sheets and notification of changes in the Bridge Facility’s terms and conditions, (3) the Patriot Act (as defined below) and other similar “know your customer” information and (4) drafts and final versions of the Senior Bridge Credit Documentation. If you advise the Lead Arrangers that any of the foregoing should be distributed only to Private-Siders, then Public-Siders will not receive such materials without further discussions with you.

You hereby represent and covenant that (a) all written information (all such information, other than the Projections and other than information of a general economic or industry specific nature, the “Information”) that has been or will be made available to us by or on behalf of you, when taken as a whole, is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates provided thereto) and (b) the Projections that have been or will be made available to us by or on behalf of you have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time made and at the time made available to us (it being understood that (i) the Projections are as to future events and are not to be viewed as facts, (ii) the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, (iii) no assurance can be given that any particular Projections will be realized and (iv) actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material). You agree that if at any time from and including the date hereof until the Syndication Date, the representation and covenant in the immediately preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished and such representation and covenant were being made at such time, then you will promptly supplement the Information and the Projections so that such representation and covenant would be correct in all material respects; provided that any such supplementation shall cure any breach of such representation and covenant. In arranging the Bridge Facility, including the syndication of the Bridge Facility, we (A) will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof and (B) do not assume responsibility for the accuracy or completeness of the Information or the Projections.

As consideration for the Committed Lenders’ commitments hereunder and the agreement of the Committed Lenders and the Lead Arrangers to perform the services described herein, you agree to pay (or cause to be paid) the fees as set forth in the Fee Letter dated the date hereof and delivered herewith with respect to the Bridge Facility (the “Fee Letter”). Once paid, except as expressly provided in the Fee Letter, such fees shall not be refundable under any circumstances.

The commitments of the Committed Lenders to fund the Bridge Facility on the Bridge Funding Date and the agreement of the Committed Lenders and the Lead Arrangers to perform the services described herein are subject solely to the conditions set forth in the Conditions Exhibit (and no others).

Notwithstanding anything in this Commitment Letter, the Term Sheets, the Fee Letter, the Senior Bridge Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations and warranties the making and accuracy of which shall be a condition to the availability of the Bridge Facility on the Bridge Funding Date shall be (i) such of the representations and warranties made by the Seller with respect to the Acquired Assets in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that you (or the Purchaser, as applicable) have the right to terminate your (or the Purchaser’s, as applicable) obligations under the Purchase Agreement or not consummate the Acquisition as a result of a breach of such representations and warranties in the Purchase Agreement (to such extent, the “Specified Purchase Agreement Representations”) and (ii) the Specified Representations (as defined below); provided, however, that, in the event of a Pre-Acquisition Closing Date Funding, such representations and warranties shall be limited solely to the Specified Representations; and (b) the terms of the Senior Bridge Credit Documentation shall be in a form such that they do not impair the availability of the Bridge Facility on the Bridge Funding Date if the conditions described in the immediately preceding paragraph are satisfied. For purposes hereof, “Specified Representations” means the representations and warranties of you set forth in the Senior Bridge Credit Documentation relating to organization and powers; authorization and enforceability, in each case, relating to the entering into and performance of the Senior Bridge Credit Documentation; no conflict with material laws and constituent documents; solvency as of the Bridge Funding Date (after giving effect to the Transactions) of you and your subsidiaries on a consolidated basis; Federal Reserve margin regulations and the Investment Company Act of 1940; anti-terrorism laws and the Patriot Act; OFAC; and FCPA. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provisions”.

By executing this Commitment Letter, you agree (a) to indemnify and hold harmless each of us and our respective affiliates and each of our and their respective Related Parties (as defined below) (each, an “indemnified person”) from and against any and all losses, claims, damages, liabilities or related out-of-pocket expenses, joint or several, to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Term Sheets, the Fee Letter, the Transactions or the Bridge Facility or any claim, litigation, investigation or proceeding relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether any such indemnified person is a party thereto or whether a Proceeding is initiated by or on behalf of a third party or you or any of your affiliates, and to reimburse each such indemnified person upon demand for any reasonable and documented out-of-pocket legal expenses of one firm of counsel for all such indemnified persons, taken as a whole, and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such indemnified persons, taken as a whole (and, solely in the case of an actual or perceived conflict of interest where the indemnified person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected indemnified person and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for such affected indemnified person), in each case incurred in connection with defending any of the foregoing; provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they (i) are found in a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the wilful misconduct, bad faith or gross negligence of, or material breach of this Commitment Letter or the Senior Bridge Credit Documentation by, such indemnified person or (ii) result from a proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an indemnified person against any other indemnified person (other than claims against any arranger or agent in its capacity or in fulfilling its roles as an arranger or agent hereunder or any similar role with respect to the Bridge Facility) and (b) upon and subject to the consummation of the Acquisition, to reimburse us for all reasonable and documented out-of-pocket expenses (including the reasonable expenses of our due diligence investigation, reasonable consultants’ fees and expenses, reasonable syndication expenses, reasonable travel expenses and reasonable fees, disbursements and other charges of one firm of counsel for all Committed Lenders and Lead Arrangers taken as a whole) incurred in connection with the Bridge Facility and the preparation of this Commitment Letter, the Term Sheets, the Fee Letter and the Senior Bridge Credit Documentation. Notwithstanding any other provision of this Commitment Letter, (1) no indemnified person shall be liable for any damages directly or indirectly arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmissions systems, except to the extent such damages have resulted from the wilful misconduct, bad faith or gross negligence of such indemnified person or any Related Persons of such indemnified person and (2) without in any way qualifying or limiting your indemnification obligations hereunder, neither you nor any indemnified person shall be liable for any special, indirect, consequential or punitive damages in connection with its activities related to the Bridge Facility or the Transactions; provided that nothing in this sentence shall relieve you of any obligation you may have under the terms hereof to indemnify an indemnified person for any such damages asserted by an unaffiliated third party. You shall not, without the prior written consent of the affected indemnified person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened Proceeding against such indemnified person in respect of which indemnity could have been sought hereunder by such indemnified person unless such settlement (i) includes an unconditional release of such indemnified person in form and substance reasonably satisfactory to such indemnified person from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to any admission of fault. You shall not be liable for any settlement of any pending or threatened Proceeding effected without your consent (which consent shall not be unreasonably withheld or delayed), but if settled with your prior written consent, you agree to indemnify and hold harmless each indemnified person from and against any and all losses, claims, damages, liabilities, and related out-of-pocket expenses by reason of such settlement or judgment in accordance with the other provisions of this paragraph. For purposes hereof, “Related Parties” means, with respect to any person, the directors, officers, employees, agents, trustees, managers, advisors, representatives and controlling persons of such person.

You acknowledge that we and our respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. None of us or any of our respective affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you in connection with the performance by us of services for other companies, and none of us or any of our respective affiliates will furnish any such information to other companies. You also acknowledge that none of us or any of our respective affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you or your subsidiaries or representatives, confidential information obtained by us from any other company or person.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you, on the one hand, and us, on the other hand, is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter and the Term Sheets, irrespective of whether any of us has advised or is advising you on other matters, (b) we, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of any of us, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter and the Term Sheets, (d) you have been advised that each of us is engaged in a broad range of transactions that may involve interests that differ from your interests and that none of us has an obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, (e) you have consulted your own legal, regulatory, tax and financial advisors to the extent you have deemed appropriate in connection with the transactions contemplated by this Commitment Letter and the Term Sheets and (f) you waive, to the fullest extent permitted by law, any claims you may have against any of us for breach of fiduciary duty or alleged breach of fiduciary duty in connection with this Commitment Letter and the transactions contemplated hereby and by the Term Sheets and agree that none of us shall have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors and that you shall not assert any such claim against any of us.

You further acknowledge that each of us is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each of us may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans) and other obligations of, you and other companies with which you may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any of us or any of our customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

This Commitment Letter and the commitments hereunder shall not be assignable by you, and your obligations hereunder may not be delegated, without the prior written consent of each of us, and any attempted assignment without such consent shall be void. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of us and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (in “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart of this Commitment Letter. This Commitment Letter, the Term Sheets and the Fee

Letter supersede all prior understandings, whether written or oral, between us with respect to the Bridge Facility. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the parties required to be indemnified hereunder. This Commitment Letter and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Commitment Letter and the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of us may perform the duties and activities described hereunder through any of our respective affiliates and the provisions of the fourth preceding paragraph shall apply with equal force and effect to any of such affiliates so performing any such duties or activities; provided that with respect to the commitments hereunder, any assignments thereof will not relieve any Committed Lender from any of its obligations hereunder unless and until it or its affiliate shall have funded the portion of the commitment so assigned.

Each of the parties hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind, whether in law or equity, whether in contract or in tort or otherwise, against any Committed Lender or its affiliates or any of their respective officers, directors, employees, managers, agents and controlling persons in any way relating to the Transactions, this Commitment Letter, the Term Sheets or the Fee Letter or the performance of services hereunder or thereunder in any forum other than the courts of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by registered mail addressed to such party shall be effective service of process for any suit, action or proceeding brought in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any such action, litigation or proceeding brought in any such court and any claim that any such action, litigation or proceeding has been brought in any inconvenient forum. Each of the parties hereto hereby agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to whose jurisdiction such party is or may be subject, by suit upon judgment.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER, THE TERM SHEETS, THE FEE LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS

REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS COMMITMENT LETTER AND THE FEE LETTER BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Senior Bridge Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter and the Term Sheets and as promptly as reasonably practicable, it being acknowledged and agreed that the commitment provided hereunder is subject to conditions precedent as provided herein.

You agree that you will not disclose, directly or indirectly, this Commitment Letter, the Term Sheets, the Fee Letter, the contents of any of the foregoing or the activities of the Committed Lenders pursuant hereto or thereto to any person without the prior approval of the Committed Lenders, except that you may disclose (a) this Commitment Letter, the Term Sheets, the Fee Letter and the contents hereof and thereof (i) to your directors, officers, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (ii) to any prospective Additional Committed Lender and its officers, directors, employees, attorneys, accountants and advisors, (iii) pursuant to the order of any court or administrative agency or in any legal, judicial or administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case you shall promptly notify us, in advance, to the extent lawfully permitted to do so) and (iv) upon the request or demand of any regulatory authority having jurisdiction over you (in which case you shall promptly notify us, in advance, to the extent lawfully permitted to do so), (b) this Commitment Letter, the Term Sheets and the contents hereof and thereof (but not the Fee Letter or the contents thereof, except as otherwise provided in clause (i) of this clause (b)) (i) to the Seller and its officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis (provided that the Fee Letter and the contents thereof may be provided to such persons if redacted in respect of the amounts, percentages and basis points of compensation set forth therein) , (ii) in any prospectus or other offering memorandum relating to the Notes in a manner to be mutually agreed, (iii) in any public filing in connection with the Transactions and (iv) to prospective Lenders or participants and to rating agencies in connection with obtaining ratings for the Bridge Facility, (c) the aggregate fee amount contained in the Fee Letter as part of a generic disclosure of aggregate sources and uses related to fee amounts to the extent customary or required in marketing materials or any public filing or any prospectus or other offering memorandum (and only to the extent aggregated with all other fees and expenses of the Transactions and not presented as an individual line item unless required by applicable law) and (d) general disclosure regarding the aggregate commitments of the Committed Lenders hereunder (including the amount of such commitments) and the material terms (other than any fees paid to the Committed Lenders and Lead Arrangers) and conditions of the Bridge Facility and the documentation executed in connection therewith to the extent customary or required in any public filing or press release.

The Committed Lenders and their affiliates shall use all non-public information received by them in connection with the Bridge Facility and the Transactions solely for the purposes of providing the services that are the subject of this Commitment Letter, the Term Sheets and the Fee Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent them from disclosing any such information (a) to ratings agencies on a confidential basis and in consultation with you, (b) to any Lenders or participants or prospective Lenders or prospective participants, (c) pursuant to the order of any court or administrative agency or in any legal, judicial or administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case, the applicable Committed Lender or its affiliate, as the case may be, shall promptly notify you, in advance, to the extent lawfully permitted to do so), (d) upon the request or demand of any regulatory authority having jurisdiction over them (in which case the applicable Committed Lender or its affiliate, as the case may be, shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent lawfully permitted to do so), (e) to the respective Related Parties of any Committed Lender who need to know such information in connection with the Transactions and are informed of the confidential nature of such information and who agree (which agreement may be oral or pursuant to company policy) to be bound by the terms of this paragraph (or language substantially similar to this paragraph), (f) to any Committed Lender’s affiliates (provided that any such affiliate is advised of its obligation to retain such information as confidential, and the applicable Committed Lender shall be responsible for its affiliates’ compliance with this paragraph) solely in connection with the Transactions, (g) to the extent any such information becomes publicly available other than by reason of disclosure by any Committed Lender, its affiliates or any of their respective Related Parties in breach of this Commitment Letter, (h) to the extent such information is received by any Committed Lender from a third party that is not, to such Committed Lender’s knowledge, subject to a confidentiality obligation to you with respect to such information, (i) in connection with the exercise of remedies to the extent relating to this Commitment Letter, the Term Sheet or the Fee Letter and (j) for purposes of establishing a “due diligence” defense; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on the terms set forth in this paragraph or as is otherwise reasonably acceptable to you). The obligations of the Committed Lenders under this paragraph shall automatically terminate and be superseded by the confidentiality provisions of the Senior Bridge Credit Documentation upon the initial funding thereunder and shall, in any event, terminate two years after the date hereof.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001), as subsequently amended and reauthorized) (the “Patriot Act”), each of the Lenders may be required to obtain, verify and record information that identifies you, which information may include your name and address and other information that will allow each of the Lenders to identify you in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for each of the Lenders.

Please indicate your acceptance of the terms hereof and of the Fee Letter by signing in the appropriate space below and in the Fee Letter and returning to the Lead Arrangers executed original copies (or facsimiles or other electronic copies in “pdf” or “tif” format thereof) of this Commitment Letter and the Fee Letter not later than 5:00 p.m., New York City time, on October 25, 2013. The commitments hereunder will expire at such time in the event that the Lead Arrangers have not received such executed original copies (or facsimiles or other electronic copies in “pdf” or “tif” format thereof) in accordance with the immediately preceding sentence. In the event that the borrowing under the Bridge Facility does not occur on or before April 16, 2014 (or, July 15, 2014, if the Termination Date (as defined in the Purchase Agreement) is extended pursuant to Section 12.1(b) of the Purchase Agreement (such extension, the “Commitment Date Extension”)) or such earlier date on which the Acquisition is consummated or the Purchase Agreement is terminated, then this Commitment Letter and the commitments hereunder shall automatically terminate unless the Committed Lenders shall agree to an extension. The syndication, compensation, reimbursement, indemnification, jurisdiction, governing law, waiver of jury trial, no fiduciary relationship and, except as expressly set forth above, confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether Senior Bridge Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder. You may terminate this Commitment Letter and/or any Committed Lender’s commitment with respect to the Bridge Facility (or a portion thereof) at any time subject to the provisions of the immediately preceding sentence.

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

By	/s/ Robbie Pearson
	Name:	Robbie Pearson
	Title:	Vice President

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By	/s/ Russ Bunting
	Name:	Russ Bunting
	Title:	Director

BANK OF AMERICA, N.A.

By	/s/ Russ Bunting
	Name:	Russ Bunting
	Title:	Director

JPMORGAN CHASE BANK, N.A.

By	/s/ Goh Siew Tan
	Name:	Goh Siew Tan
	Title:	Vice President

J.P. MORGAN SECURITIES LLC

By	/s/ Vivek Lal
	Name:	Vivek Lal
	Title:	Vice President

BARCLAYS BANK PLC

By	/s/ Christina Park
Name: Christina Park
Title:

SUNTRUST BANK

By	/s/ Jeffrey Titus
	Name:	Jeffrey Titus
	Title:	Managing Director

THE ROYAL BANK OF SCOTLAND PLC

By	/s/ Matthew Pennachio
	Name:	Matthew Pennachio
	Title:	Director

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By	/s/ Tanya Crossley
	Name:	Tanya Crossley
	Title:	Managing Director

By	/s/ Kestrina Budina
	Name:	Kestrina Budina
	Title:	Director

ROYAL BANK OF CANADA

By	/s/ Jeffrey H. Gelles
	Name:	Jeffrey H. Gelles
	Title:	Managing Director

TORONTO DOMINION (NEW YORK) LLC

By	/s/ Robyn Zeller
	Name:	Robyn Zeller
	Title:	Vice President

TD SECURITIES (USA) LLC

By	/s/ Robyn Zeller
	Name:	Robyn Zeller
	Title:	Managing Director

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By	/s/ Jose Carlos
	Name:	Jose Carlos
	Title:	Director

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

By	/s/ Catherine Madigan
	Name:	Catherine Madigan
	Title:	Managing Director

By	/s/ Scottye Lindsey
	Name:	Scottye Lindsey
	Title:	Director

PNC CAPITAL MARKETS, LLC

By	/s/ John F. Broeren
	Name:	John F. Broeren
	Title:	Managing Director

PNC BANK, NATIONAL ASSOCIATION

By	/s/ Thomas Kondrat
	Name:	Thomas Kondrat
Title:

SUMITOMO MITSUI BANKING CORPORATION

By	/s/ David W. Kee
	Name:	David W. Kee
	Title:	Managing Director

Accepted and agreed to as of the date first above written:

Crown Castle International Corp.

By	/s/ Jay A. Brown
	Name:	Jay A. Brown
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

Schedule 1 – Commitments

Committed Lender	Commitment Amount
Bank of America, N.A.	$650,820,896.00
Morgan Stanley	650,820,896.00
JPMorgan Chase Bank, N.A.	650,820,896.00
Barclays Bank PLC	342,537,313.00
SunTrust Bank	221,000,000.00
The Royal Bank of Scotland plc	170,000,000.00
Credit Agricole Corporate and Investment Bank	170,000,000.00
Royal Bank of Canada	170,000,000.00
Toronto Dominion (New York) LLC	170,000,000.00
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	85,000,000.00
Deutsche Bank AG Cayman Islands Branch	68,000,000.00
PNC Bank, National Association	34,000,000.00
Sumitomo Mitsui Banking Corporation	17,000,000.00

TOTAL	$3,400,000,000.00

EXHIBIT A

CONFIDENTIAL

October 18, 2013

Project Bennett

$3,400,000,000 Senior Unsecured Bridge Facility

Summary of Principal Terms and Conditions1

Borrower:	The borrower under the Bridge Facility (as defined below) will be Crown Castle International Corp., a Delaware corporation (the “Borrower”).

Transactions:

Pursuant to a Master Agreement (the “Purchase Agreement”) to be entered into between Borrower and AT&T Inc., a Delaware corporation (the “Seller”), Borrower will acquire (the “Acquisition”) pursuant to a long-term lease arrangement or asset purchase arrangement certain of the Seller’s Towers (the “Acquired Assets”) for aggregate cash consideration consisting of $4,850,000,000 (the “Purchase Price”).

In connection with the Acquisition, (a) the Borrower will issue at least $1,055,200,000 in gross cash proceeds (the “Initial Equity Proceeds”) of its common or preferred equity securities or enter into other equity financing arrangements (and, in the case of preferred equity securities or such other equity financing arrangements, on terms reasonably satisfactory to the Lead Arrangers) (collectively, the “Equity Offering”), (b) the Borrower will either (i) issue up to $3,400,000,000 in aggregate principal amount of its senior unsecured notes (the “Notes”) in a public offering or in a Rule 144A or other private placement (the “Notes Issuance”) or (ii) borrow up to $3,400,000,000, less the Excess Equity Proceeds (as defined below) and the gross cash proceeds from the Notes Issuance on or prior to the Bridge Funding Date (as defined below), if any, in aggregate principal amount of senior unsecured bridge loans (the “Initial Bridge Loans”) under a new senior unsecured bridge facility (the “Bridge Facility”), (c) Crown Castle Operating Company, a wholly-owned subsidiary of the Borrower (“CCOC”), will borrow revolving loans in an aggregate amount up to $1,000,000,000 pursuant to the Credit Agreement dated as of January 31, 2012 (and as amended, restated, supplemented or otherwise modified from time to time),

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Capitalized terms used herein but not otherwise defined have the meanings assigned thereto in the Commitment Letter to which this Exhibit A is attached, including the other exhibits thereto (the “Commitment Letter”).

among the Borrower, CCOC, as borrower, the lenders and issuing banks party thereto, The Royal Bank of Scotland plc, as administrative agent, and Morgan Stanley Senior Funding Inc., as co-documentation agent, as amended (the “Revolver Borrowing”) and (d) the Borrower will apply the proceeds from the Equity Offering, the Notes Issuance, the Initial Bridge Loans and the Revolver Borrowing, together with cash on hand on the date on which the Acquisition is consummated (the “Acquisition Closing Date”), to (i) fund the Purchase Price, (ii) redeem or repurchase some or all of the Borrower’s 7.125% Senior Notes due 2019 and (iii) pay the fees and expenses incurred in connection with the Transactions (as defined below) (the “Transaction Costs”). The aggregate commitments under the Bridge Facility shall be permanently reduced dollar-for-dollar by an amount equal to the gross cash proceeds (including any proceeds in escrow) received from the Notes Issuance subsequent to the date hereof and on or prior to the Bridge Funding Date. In addition, in the event the aggregate gross cash proceeds of the Equity Offering exceed the Initial Equity Proceeds (the “Excess Equity Proceeds”), the aggregate commitments under the Bridge Facility shall be permanently reduced dollar-for-dollar by an amount equal to the Excess Equity Proceeds. The transactions described in clauses (a) through (d) of this paragraph, together with the Acquisition, are collectively referred to herein as the “Transactions”.

Administrative Agent:	Morgan Stanley Senior Funding, Inc. will act as sole administrative agent for the Bridge Facility (in such capacity, the “Administrative Agent”) for a syndicate of financial institutions (other than the Disqualified Institutions) (the “Bridge Lenders”), and will perform the duties customarily associated with such role.

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Joint Lead Arrangers and Joint Bookrunners:	Morgan Stanley Senior Funding, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Barclays Bank PLC and the other joint lead arrangers and joint bookrunners appointed pursuant to the Commitment Letter, will act as joint lead arrangers and joint bookrunners for the Bridge Facility (each in such capacity, a “Lead Arranger” and, collectively in such capacities, the “Lead Arrangers”) and will perform the duties customarily associated with such roles; provided that with respect to the Bridge Facility, each of Morgan Stanley Senior Funding, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC shall be active joint lead arrangers and joint bookrunners and Barclays Bank PLC shall be a passive joint lead arranger and joint bookrunner.

Use of Proceeds:	The proceeds of the Equity Offering, the Notes Issuance, the Initial Bridge Loans and the Revolver Borrowing, together with cash on hand at the Borrower on the Acquisition Closing Date, will be used by the Borrower on the Acquisition Closing Date to pay the Transaction Costs, to fund the Purchase Price and to redeem or repurchase some or all of the Borrower’s outstanding 7.125% Senior Notes due 2019.

Availability:

The Initial Bridge Loans shall be made in a single drawing on the Acquisition Closing Date substantially simultaneously with the consummation of the Acquisition or, at the request of the Borrower, on the business day prior to the anticipated Acquisition Closing Date (a “Pre-Acquisition Closing Date Funding”). The date on which the Initial Bridge Loans are funded, whether on or prior to the Acquisition Closing Date, the “Bridge Funding Date”.

In the event of a Pre-Acquisition Closing Date Funding, the net proceeds of such drawing shall be maintained by the Borrower in a segregated deposit account until the Acquisition Closing Date. The Senior Bridge Credit Documentation shall (a) include an affirmative covenant requiring the Borrower to utilize the proceeds of the Initial Bridge Loans solely for the purposes described under the caption “Use of Proceeds” above and (b) provide that, in the event the Acquisition Closing Date Conditions (as defined in Exhibit B to the Commitment Letter) are not satisfied (or otherwise waived) within five business days of the Bridge Funding Date, the Borrower shall promptly prepay in full all outstanding Initial Bridge Loans.

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Ranking:	The Initial Bridge Loans will be senior unsecured debt of the Borrower and will rank pari passu with all other senior unsecured debt of the Borrower and senior to all future subordinated debt of the Borrower.

Guarantees:	None.

Collateral:	None.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	With respect to overdue principal, interest, fees or other amounts, the applicable interest rate plus 2.00% per annum.

Amortization:	None.

Maturity Date/Exchange:

The Initial Bridge Loans shall initially mature on the 364-day anniversary of the Bridge Funding Date (the “Initial Maturity Date”).

If any Initial Bridge Loan has not been repaid in full on or prior to the Initial Maturity Date and no bankruptcy event of default (with respect to the Borrower) then exists, such Initial Bridge Loan shall automatically be converted into a senior unsecured term loan (collectively, the “Extended Term Loans” and, together with the Initial Bridge Loans, the “Bridge Loans”) due on the 8-year anniversary of the Bridge Funding Date (the “Extended Maturity Date”). The Extended Term Loans will be governed by the provisions of the Senior Bridge Credit Documentation (as defined below) and, except as otherwise set forth in Annex II, will have the same terms as the Initial Bridge Loans.

The lenders in respect of such Extended Term Loans will have the option, upon not less than 5 business days notice, at any time or from time to time after the Initial Maturity Date, to receive, in exchange for such Extended Term Loans, senior unsecured exchange notes (the “Exchange Notes”) having an equal principal amount and that will be issued pursuant to an indenture having terms, to the extent not expressly set forth in Annex II, consistent with and substantially similar to those set forth in the 5.25% Indenture (as defined below); provided that the Borrower may defer the issuance of the Exchange Notes until such time as the Borrower has received requests to issue an aggregate principal amount of Exchange Notes equal to at

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least $100,000,000.

The Initial Bridge Loans, the Extended Term Loans and the Exchange Notes shall rank pari passu for all purposes.

Mandatory Prepayments:

The Borrower will be required to prepay Initial Bridge Loans on a pro rata basis, at par plus accrued and unpaid interest, from: (a) 100% of the net cash proceeds of (x) the Notes Issuance or the issuance of any other Securities (as defined in the Fee Letter) and (y) any other debt for borrowed money incurred by the Borrower and its subsidiaries (other than borrowings under existing credit facilities (including the Revolver Borrowing) and indebtedness incurred in the ordinary course of business), (b) 100% of the net cash proceeds from issuances of public equity by the Borrower and (c) 100% of the net cash proceeds from any non-ordinary course asset sales or other disposition (including as a result of casualty or condemnation) by the Borrower and its subsidiaries, in each case, that are effected after the Bridge Funding Date and subject to exceptions (including, in the case of clause (c), reinvestment rights) and baskets consistent with the Documentation Considerations (as defined below) to be agreed.

In addition, the Borrower will also be required to offer to repay the Initial Bridge Loans upon the occurrence of a change of control (to be defined in a manner consistent with the Documentation Considerations) at 100% of the outstanding principal amount thereof plus accrued and unpaid interest.

Optional Prepayments:	The Initial Bridge Loans may be prepaid, in whole or in part, at the option of the Borrower, at par plus accrued and unpaid interest.

Senior Bridge Credit Documentation:	The definitive financing documentation for the Bridge Facility (the “Senior Bridge Credit Documentation”) shall contain the terms and conditions set forth in the Commitment Letter and such other terms as the Borrower and the Lead Arrangers shall agree; it being understood and agreed that the Senior Bridge Credit Documentation will be customary for unsecured bridge facilities of this type and, to the extent not expressly set forth in this Term Sheet, will contain terms and conditions (including with respect to covenants and events of default) consistent with and substantially similar to those set forth in the Indenture dated as of October 15, 2012, between the Borrower and

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The Bank of New York Mellon Trust Company, N.A., as Trustee, relating to the Borrower’s 5.25% Senior Notes due 2023 (the “5.25% Indenture”) filed with the Securities and Exchange Commission on October 16, 2012 (collectively, the “Documentation Considerations”).

Representations and Warranties:	The Senior Bridge Credit Documentation will contain customary representations and warranties for similar transactions; provided that the only representations and warranties the making and accuracy of which shall be a condition to the availability of the Bridge Facility on the Bridge Funding Date shall be the Specified Purchase Agreement Representations and the Specified Representations (or, in the event of a Pre-Acquisition Closing Date Funding, solely the Specified Representations).

Conditions Precedent to Initial Borrowing:	Limited to those specified in the Conditions Exhibit.

Affirmative Covenants:	The Senior Bridge Credit Documentation will contain affirmative covenants that are consistent with the Documentation Considerations.

Negative Covenants:	The Senior Bridge Credit Documentation will contain negative covenants that are consistent with the Documentation Considerations.

Financial Covenants:	None.

Events of Default:

The Senior Bridge Credit Documentation will contain events of default (including grace period and threshold amounts) that are consistent with the Documentation Considerations.

If an event of default (other than a bankruptcy event of default) shall occur and be continuing, the Administrative Agent (with the consent of the Required Bridge Lenders (as defined below)), by written notice to the Borrower, may declare the principal of, and all accrued interest on, all Bridge Loans to be due and payable immediately. If a bankruptcy event of default (with respect to the Borrower) occurs, the principal of and accrued interest on the Bridge Loans will be immediately due and payable without any notice, declaration or other act on the part of the holders of the Bridge Loans. An acceleration notice may be annulled and past defaults (except for monetary defaults not yet cured) may be waived by the Required Bridge

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Lenders.

Voting:	Amendments and waivers of the Senior Bridge Credit Documentation will require the approval of Bridge Lenders holding more than 50% of the aggregate principal amount of the then outstanding Bridge Loans (the “Required Bridge Lenders”), except that (a) the consent of each Bridge Lender directly and adversely affected thereby shall be required with respect to (i) reductions in the principal of any Bridge Loan owed to such Bridge Lender, (ii) except as contemplated under “Maturity Date/Exchange” above, extensions of the Initial Maturity Date, the Extended Maturity Date or the due date of any interest or fee payment, (iii) reductions in the rate of interest or the amount of any fees or other amounts owed to such Bridge Lender, (iv) additional restrictions on the rights to exchange Extended Term Loans for Exchange Notes or any amendment of the rate of such exchange, (v) changes in call dates or call prices (other than notice provisions) and (vi) changes in pro rata sharing provisions and (b) the consent of 100% of the Bridge Lenders shall be required with respect to modifications of any voting percentages.

The Senior Bridge Credit Documentation shall contain provisions allowing the Borrower to replace a Bridge Lender in connection with amendments and waivers requiring the consent of all Bridge Lenders or of all Bridge Lenders directly affected thereby (so long as the consent of the Required Bridge Lenders has been obtained with respect to such amendment or waiver).

Cost and Yield Protection:	The Senior Bridge Credit Documentation will contain customary cost and yield protection provisions.

Assignments and Participations:	Subject to the prior approval of the Administrative Agent (such approval not to be unreasonably withheld) and compliance with applicable securities laws, the Bridge Lenders will have the right to assign Bridge Loans (other than to any Disqualified Institution or a natural person) in consultation with (but without the consent of) the Borrower; provided, however, that prior to the Initial Maturity Date, unless a Demand Failure Event (as defined in the Fee Letter) or a payment or bankruptcy event of default has occurred and is continuing, the consent of the Borrower shall be required with respect to any assignment if, subsequent thereto, the Committed Lenders would hold, in the aggregate, less than 51% of the outstanding

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Initial Bridge Loans.

The Senior Bridge Credit Documentation shall provide that, so long as no default or event of default is continuing, Bridge Loans may be purchased by and assigned to the Borrower or any of its subsidiaries through (a) any offer to purchase or take by assignment open to all Bridge Lenders on a pro rata basis in accordance with customary procedures to be agreed and/or (b) open market purchases on a non pro rata basis; provided that Bridge Loans owned or held by the Borrower or any of its subsidiaries shall be cancelled for all purposes.

The Bridge Lenders will have the right to participate their Bridge Loans (other than to any Disqualified Institution or a natural person) without restriction, other than customary voting limitations. Participants will have the same benefits as the selling Bridge Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions.

Expenses and Indemnification:

Upon and subject to the funding of the Bridge Facility, the Borrower will pay all reasonable out-of-pocket costs and expenses of the Administrative Agent, the Lead Arrangers, the Bridge Lenders and their respective affiliates associated with the syndication of the Bridge Facility, the preparation, negotiation, execution, delivery and administration of the Senior Bridge Credit Documentation and amendments, modifications and waivers thereof (including the reasonable fees, disbursements and other charges of one firm of counsel to the Administrative Agent and its affiliates). In addition, all out-of-pocket expenses of the Administrative Agent, the Lead Arrangers and the Bridge Lenders (including the fees, disbursements and other charges of counsel to any of the foregoing) for enforcement costs associated with the Bridge Facility are to be paid by the Borrower.

The Borrower will indemnify the Lead Arrangers, the Administrative Agent, the Bridge Lenders and their respective affiliates and each of their respective directors, officers, employees, trustees, agents, managers, representatives, controlling persons and advisors and hold them harmless from and against all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of a single counsel for all the indemnified persons and one local counsel for all the

8

indemnified persons in each relevant local jurisdiction (and, in the case of an actual or perceived conflict of interest where the indemnified person affected by such conflict informs you of such conflict and retains its own counsel, of another firm of counsel for such affected indemnified person)) of any such indemnified person arising out of, in connection with, or as a result of, the Transactions, including the financings contemplated thereby, or any transactions connected therewith or any claim, litigation, investigation or proceeding (regardless of whether any such indemnified person is a party thereto and regardless of whether such claim, litigation, investigation or proceeding is brought by a third party or by the Borrower or any of its subsidiaries) that relate to any of the foregoing; provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they (i) are found in a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the wilful misconduct, bad faith or gross negligence of, or material breach of the Commitment Letter or the Senior Bridge Credit Documentation by, such indemnified person or (ii) result from a proceeding that does not involve an act or omission by the Borrower or any of its affiliates and that is brought by an indemnified person against any other indemnified person (other than claims against any arranger or agent in its capacity or in fulfilling its roles as an arranger or agent pursuant to the Commitment Letter or any similar role with respect to the Bridge Facility).

Governing Law and Forum:	New York.

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ANNEX I

Interest Rates:

On or prior to the Initial Maturity Date, the Initial Bridge Loans will accrue interest at a rate per annum equal to Adjusted LIBOR (as defined below) plus 5.25%.

Such spread over Adjusted LIBOR will increase by 50 bps at the end of the first 3-month period following the Bridge Funding Date and at the end of each 3-month period thereafter (through, but not including, the Initial Maturity Date).

Notwithstanding anything to the contrary, the interest rate applicable to the Initial Bridge Loans shall not exceed the Total Cap (as defined in the Fee Letter).

Following the Initial Maturity Date, all outstanding Extended Term Loans will accrue interest at the rate provided therefor under the heading “Interest Rate” on Annex II hereto.

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

Interest will be payable in cash in arrears (a) for the Initial Bridge Loans, at the end of each 3-month interest period and on the Initial Maturity Date and (b) for the Extended Term Loans, semi-annually commencing on the date that is 6 months after the Initial Maturity Date and on the final maturity date.

“Adjusted LIBOR” means for each 3-month period after the Bridge Funding Date, the greater of (a) 0.75% and (b) the rate (adjusted for statutory reserve requirements for Eurocurrency liabilities) for Eurodollar deposits for such 3-month period appearing on Reuters Screen LIBOR01 Page (or otherwise on the Reuters Screen).

ANNEX II

Summary of Terms and Conditions of the

Exchange Notes and the Extended Term Loans

Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in Exhibit A to which this Annex II is attached.

Issuer:	The Borrower (the “Issuer”).

Principal Amount:	The Exchange Notes will be available only in exchange for the Extended Term Loans on or after the Initial Maturity Date. The principal amount of any Exchange Note will equal 100% of the aggregate principal amount of the Extended Term Loan for which it is exchanged, and any accrued interest then not due will be carried over. In the case of the initial exchange by the Bridge Lenders, the minimum aggregate principal amount of Extended Term Loans to be exchanged for the Exchange Notes shall not be less than $100,000,000; provided that a Bridge Lender may not elect to exchange only a portion of its outstanding Extended Term Loans for Exchange Notes unless such portion is equal to or greater than $100,000,000.

Maturity Date:	The Exchange Notes and the Extended Term Loans will mature on the 8-year anniversary of the Bridge Funding Date.

Interest Rate:

The Exchange Notes and the Extended Term Loans will bear interest at a rate per annum equal to the Total Cap.

At any time when the Issuer is in default in the payment of any amount under the Exchange Notes or Extended Term Loans, such overdue amounts shall bear interest at 2.00% per annum above the rate otherwise applicable thereto.

Interest will be payable on the Exchange Notes in arrears semi-annually commencing on the date that is 6 months after the Initial Maturity Date and on the final maturity date. Interest on the Exchange Notes shall be calculated on the basis of a year of 360 days.

Optional Redemption:

The Extended Term Loans may be prepaid, in whole or in part, at the option of the Issuer, at par plus accrued and unpaid interest to the redemption date.

The Exchange Notes will be (a) non-callable for the first 4 years from the Bridge Funding Date (subject to a 35% equity clawback within the first three years after the Initial Maturity Date and customary make-whole provisions) and (b)

thereafter, callable at par plus accrued interest plus a premium equal to 50% of the coupon in effect on such Exchange Notes, which premium shall decline ratably on each yearly anniversary of such sale to zero one year prior to the maturity of the Exchange Notes; provided that (i) such call protection shall not apply to any call for redemption issued prior to the issuance of any Exchange Note and (ii) so long as any such Exchange Notes are held by the Committed Lenders or their affiliates (other than Asset Management Affiliates (as defined in the Fee Letter) or for bona fide market making purposes), such notes shall be callable at any time at par plus accrued interest.

Mandatory Offer to Purchase:

The Issuer will be required to offer to repay the Extended Term Loans upon the occurrence of a change of control (to be defined in a manner consistent with the Documentation Considerations) and, subject to exceptions to be agreed and consistent with the Documentation Considerations, upon the consummation of non-ordinary course asset sales (which offers shall be at 100% of the principal amount of such Extended Term Loans, plus accrued and unpaid interest).

Unless the Issuer has exercised its right to redeem the Exchange Notes, the Issuer will be required to offer to repurchase the Exchange Notes upon the occurrence of a change of control (to be defined in a manner consistent with the Documentation Considerations) and, subject to exceptions to be agreed and consistent with the Documentation Considerations, upon the consummation of non-ordinary course asset sales (which offers shall be at 101% of the principal amount of such Exchange Notes (unless such Exchange Notes are held by the Committed Lenders or their affiliates, other than Asset Management Affiliates or for bona fide market making purposes, in which case the change of control offer shall be at 100% of the principal amount of such Exchange Notes) in the case of a change of control offer and 100% of the principal amount of such Exchange Notes in the case of any such asset sale offer, in each case plus accrued and unpaid interest).

Right to Transfer Exchange Notes:	The holders of the Exchange Notes shall have the absolute and unconditional right to transfer such Exchange Notes in compliance with applicable law to any third parties.

Covenants:	The Exchange Notes shall be subject to covenants that are consistent with the Documentation Considerations and based on those contained in the preliminary offering memorandum or prospectus, if any, used to market the Notes.

2

Defeasance; Satisfaction and Discharge:	The Exchange Notes shall be subject to defeasance and satisfaction and discharge provisions that are consistent with the Documentation Considerations and based on those contained in the preliminary offering memorandum or prospectus, if any, used to market the Notes.

Events of Default:	The Exchange Notes shall be subject to events of default (including grace periods and threshold amounts) that are consistent with the Documentation Considerations and based on those contained in the preliminary offering memorandum or prospectus, if any, used to market the Notes.

Governing Law and Forum:	New York.

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EXHIBIT B

Summary of Conditions Precedent

The availability and funding of the Bridge Facility shall be subject to the satisfaction (or waiver) of solely the following conditions; provided, however, that, in the event of a Pre-Acquisition Closing Date Funding, the availability and funding of the Bridge Facility shall be subject to the satisfaction (or waiver) of solely the following conditions, other than the conditions set forth in paragraphs 2, 4 and 5 below (such other conditions, the “Acquisition Closing Date Conditions”).

Capitalized terms used but not otherwise defined herein have the meanings assigned to such terms in the Commitment Letter (including the Exhibits and Annexes thereto) to which this Exhibit B is attached.

1.	The Borrower shall have executed and delivered the Senior Bridge Credit Documentation and the Lead Arrangers and the Committed Lenders shall have received:

(a)	customary closing certificates, good standing certificates, borrowing notices and legal opinions; and

(b)	a certificate of the chief financial officer (or other officer with reasonably equivalent responsibilities) of the Borrower in an agreed form certifying that the Borrower and its subsidiaries, on a consolidated basis, after giving effect to the Transactions, are solvent.

2.	The Specified Purchase Agreement Representations shall be true and correct as of the Bridge Funding Date (or, in the event of a Pre-Acquisition Closing Date Funding, the Acquisition Closing Date) (except, in the case of any Specified Purchase Agreement Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct as of the respective date or for the respective period, as the case may be).

3.	The Specified Representations shall be true and correct in all material respects as of the Bridge Funding Date (except, in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided that, to the extent that any of the Specified Representations are qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, the definition thereof shall be a Closing Date Material Adverse Effect (as defined below) for purposes of any such representations and warranties made or deemed made on, or as of, the Bridge Funding Date (or any date prior thereto).

4.

The Acquisition shall be consummated in compliance with applicable law in accordance with the terms of the Purchase Agreement, but without giving effect to any amendments, waivers or consents by the Borrower that are materially adverse to the interests of the Committed Lenders or the Lead Arrangers in their respective capacities as such without the consent of the Lead Arrangers (it being understood that (a) any decrease in the

Conditions

Exhibit B – Page 1

Purchase Price shall not be materially adverse to the interests of the Committed Lenders or the Lead Arrangers so long as such decrease is allocated to reduce the Bridge Facility and the Notes on a dollar-for-dollar basis, (b) any increase in the Purchase Price which is funded solely with cash on hand, borrowings under the Borrower’s existing credit facilities or the proceeds of the Equity Offering, and not with proceeds of other indebtedness shall not be materially adverse to the Committed Lenders or the Lead Arrangers and (c) the granting of any consent under the Purchase Agreement that is not materially adverse to the interests of the Committed Lenders or the Lead Arrangers shall not otherwise constitute an amendment or waiver). After giving effect to the Acquisition and the financing contemplated hereby, the Borrower and its subsidiaries will have no indebtedness for borrowed money other than the Bridge Facility, the Notes, borrowings under their existing credit facilities, indebtedness incurred in the ordinary course of business and indebtedness in existence on the date hereof.

5.	The Equity Offering shall have been consummated on or prior to the Acquisition Closing Date.

6.	Since December 31, 2012, there shall have been no state of facts, change, effect, condition, development, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Closing Date Material Adverse Effect. “Closing Date Material Adverse Effect” means any state of facts, change, effect, condition, development, event or occurrence that is materially adverse to the assets, financial condition or results of operations of the Included Property of the Sites taken as a whole, after giving effect to the transactions contemplated by the MLAs (as if such transactions were in effect on the date of the Purchase Agreement); provided, however, that no adverse change or event arising directly or indirectly from or otherwise relating directly or indirectly to any of the following shall be deemed either alone or in combination to constitute, and no such adverse change or event shall be taken into account in determining whether there has been or would be, a Closing Date Material Adverse Effect: (i) changes to the wireless communications industry in the United States generally or the communications tower ownership, operation, leasing, management and construction business in the United States generally; (ii) the announcement or disclosure of the transactions contemplated by the Purchase Agreement; (iii) general economic, regulatory or political conditions in the United States or changes or developments in the financial or securities markets; (iv) changes in GAAP or their application; (v) acts of war, military action, armed hostilities or acts of terrorism; (vi) changes in Law; (vii) the taking of any action by any Person which is required to be taken pursuant to the terms of the Purchase Agreement; (viii) the termination of any Collocation Agreements of the type described on Section 1.1(b) of the AT&T Disclosure Letter; or (ix) any matter identified in Section 10.2(i) of the AT&T Disclosure Letter, unless any of the facts, changes, effects, conditions, developments or occurrences set forth in clauses (i), (iii) or (v) hereof disproportionately impacts or affects the Included Property of the Sites, taken as a whole, as compared to other similar portfolios of communications towers. Defined terms used in this paragraph without definition shall have the meanings ascribed thereto in the Purchase Agreement.

Conditions

Exhibit B -- Page 2

7.	All fees and expenses required to be paid on the Bridge Funding Date pursuant to documentation related to the Transactions entered into among the Borrower, the Lead Arrangers or the Committed Lenders, in each case to the extent invoiced at least 3 business days prior to the Bridge Funding Date, shall have been paid (which amounts may be offset against the proceeds of the Bridge Facility).

8.	The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, that has been reasonably requested by the Committed Lenders at least 10 days in advance of the Bridge Funding Date.

9.	The Lead Arrangers and the Investment Banks (as defined in the Fee Letter) shall have received all customary information to be included in a customary offering memorandum or, at the option of the Borrower, a registered offering prospectus supplement (in each case, other than the “description of the notes” and other information customarily provided by the Investment Banks or their counsel), including financial statements, business and other financial data of the type required in a registered offering by Regulation S-X and Regulation S-K under the Securities Act (other than, in the case of a private placement under Rule 144A, (x) Rules 3-10, 3-14 and 3-16 of Regulation S-X, (y) any historical or pro forma or other financial data or information with respect to the Acquired Assets or the Acquisition (to the extent not then currently available) and (z) other information customarily excluded in private placements pursuant to Rule 144A promulgated under the Securities Act) or that would be necessary for the Investment Banks to receive customary (for high yield debt securities) “comfort” (including customary “negative assurance” comfort) from independent accountants in connection with the Notes Issuance, and, in the case of the annual financial statements, the auditors’ reports thereon, together with drafts of customary comfort letters that such accounting firms are prepared to deliver upon closing (the “Required OM Information”).

10.	The Investment Banks and the Lead Arrangers shall have been afforded a period (the “Marketing Period”) of at least 15 consecutive business days prior to the Bridge Funding Date following receipt of the Required OM Information to seek to place the Notes with qualified purchasers thereof and to syndicate the Bridge Facility; provided that (a) the entirety of the Marketing Period shall occur before December 21, 2013 or after January 6, 2014 and (b) November 28, 2013 and November 29, 2013 shall not be included in the Marketing Period.

If the Borrower shall in good faith reasonably believe that it has delivered the Required OM Information, it may deliver to the Lead Arrangers and the Investment Banks written notice to that effect (stating when it believes it completed the applicable delivery), in which case the Required OM Information shall be deemed to have been delivered on the date of the applicable notice unless the Lead Arrangers and the Investment Banks in good faith reasonably believe that the Borrower has not completed delivery of the Required OM Information and, within 3 business days after its receipt of such notice from the Borrower, such person delivers a written notice to the Borrower to that effect (stating with specificity the Required OM Information that has not been delivered).

Conditions

Exhibit B -- Page 3